As filed with the Securities and Exchange Commission on February 7, 2020
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________

CASTOR MARITIME INC.
(Exact name of Registrant as specified in its charter)
________________________

The Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification Number)

Castor Maritime Inc. Attn: Petros Panagiotidis 223 Christodoulou Chatzipavlou Street Hawaii Royal Gardens, 3036 Limassol Cyprus + 357 25 357 767	Seward & Kissel LLP Attention: Gary J. Wolfe, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1200
(Address and telephone number of Registrant's principal executive offices)	(Name, address and telephone number of agent for service)
________________________

Copies to:
Gary J. Wolfe, Esq.
Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004
(212) 574‑1200 (telephone number)
(212) 480‑8421 (facsimile number)
________________________
Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective as determined by market conditions and other factors.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ⌧

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ⌧

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Secondary Offering
Common Shares, par value $0.001 per share	15,000,000	(1)	$20,931,000	(2)	$2,717

(1)
Pursuant to Rule 416(a), the number of common shares being registered shall be adjusted to include any additional shares that may become issuable as a result of any common shares distribution, split, combination or similar transaction.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, or the “Act”, based on the average of the high and low prices per share of the registrant's common shares as reported on NASDAQ on February 5, 2020.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy or sell these securities in any jurisdiction where the offer or sale is not permitted. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.

PRELIMINARY PROSPECTUS

Subject to completion, dated February 7, 2020

15,000,000 COMMON SHARES
OFFERED BY THE SELLING SECURITYHOLDER

CASTOR MARITIME INC.

The shares offered for resale are 15,000,000 shares underlying the convertible debentures, or the Convertible Debentures, issued by us in a private placement pursuant to a Securities Purchase Agreement dated January 27, 2020, or the Private Placement.

YAII PN, Ltd., the Selling Shareholder or the Investor, may sell in one or more offerings pursuant to this registration statement up to an aggregate of 15,000,000 of our common shares that are issuable to the Selling Securityholder upon conversion of $5.0 million of our Convertible Debentures that may be acquired by the Selling Securityholder from us in the Private Placement. More information about the Private Placement can be found under the section entitled “Private Placement of the Convertible Debenture”.

We will not receive any of the proceeds from the sale of common shares by the Selling Securityholder. This prospectus describes some of the general terms that may apply to these securities.  The common shares issued or resold under this prospectus may be offered directly or through one or more underwriters, agents or dealers, or through other means. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

Our common shares are currently listed on the Nasdaq Capital Market under the symbol “CTRM.”

Investing in our securities involves a high degree of risk. Before you make an investment in our securities, you should carefully consider the section entitled “Risk Factors” beginning on page 5 of this prospectus, and the other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is               , 2020.

ABOUT THIS PROSPECTUS

Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to United States dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, the Selling Securityholder may sell our common shares that are described in this prospectus from time to time in one or more offerings. This prospectus provides you with a general description of the common shares the Selling Securityholder may offer. Each time the Selling Securityholder offers or sells common shares pursuant to this prospectus, the Selling Securityholder will provide you with a prospectus supplement that will describe the specific types, amounts, prices and terms of the offered common shares. The prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement.  Before purchasing any common shares, you should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

This prospectus and any prospectus supplement are part of a registration statement we filed with the Commission and do not contain all of the information in the registration statement.  Documents establishing the terms of the offered securities are filed as exhibits to the registration statement.  Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers.  You should refer to the actual documents for a more complete description of the relevant matters. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the Commission as described below under “Where You Can Find Additional Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. The Selling Securityholder and any underwriters have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.  The Selling Securityholder will not make any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

Other than in the United States, no action has been taken by us that would permit a public offering of the common shares offered by this prospectus in any jurisdiction where action for that purpose is required. The common shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such common shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Table of Contents

SUMMARY	1

RISK FACTORS	5

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	6

PRIVATE PLACEMENT OF THE CONVERTIBLE DEBENTURE	7

USE OF PROCEEDS	10

ENFORCEMENT OF CIVIL LIABILITIES	11

CAPITALIZATION	12

PLAN OF DISTRIBUTION	13

SELLING SECURITYHOLDER	15

DESCRIPTION OF SHARE CAPITAL	16

EXPENSES	24

LEGAL MATTERS	24

EXPERTS	24

WHERE YOU CAN FIND ADDITIONAL INFORMATION	24

GOVERNMENT FILINGS	24

SUMMARY

This section summarizes some of the information that is contained in this prospectus. As an investor or prospective investor, you should review carefully the more detailed information that appears later in this prospectus and the information incorporated by reference in this prospectus.

Unless the context otherwise requires, as used in this prospectus, the terms “Company,” “we”, “us” and “our” refer to CASTOR MARITIME INC. and all of its subsidiaries, and “CASTOR MARITIME INC.” refers only to CASTOR MARITIME INC. and not to its subsidiaries. We use the term deadweight ton, or dwt, in describing the size of vessels. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. Our reporting currency is in the U.S. dollar and all references in this prospectus to “$” or “dollars” are to U.S. dollars.

Our Company

We are a growth-oriented global shipping company engaged in the seaborne transportation of a wide range of dry bulk commodities including, among others, iron ore, coal and grain, collectively referred to as “major bulks”, and steel products, fertilizers, cement, bauxite, sugar and scrap metal, collectively referred to as “minor bulks”. We were incorporated in the Republic of the Marshall Islands on September 11, 2017.

On September 22, 2017, we entered into an all-share exchange transaction, or the Magic P Purchase Transaction, pursuant to which we acquired 100% of the issued and outstanding capital stock of Spetses Shipping Co., or Spetses, a Marshall Islands corporation, which owns a 76,453 dwt drybulk carrier, the Magic P. The consideration for the Magic P Purchase transaction involved the issuance of 2,400,000 common shares, 480,000 9.75% Series A Cumulative Redeemable Perpetual Preferred Shares, or the Series A Preferred Shares, and 12,000 non-interest bearing Series B Preferred Shares, or the Series B Preferred Shares, to the then existing shareholders of Spetses.

Our Fleet

Our Fleet is currently comprised of three vessels. Each vessel is owned by a separate wholly owned subsidiary of the Company. The following table summarizes key information about our Fleet as of the date of this prospectus:

Vessel Name	Year Built	Type of Charter/ Status	Capacity (dwt)	Delivered to Castor	Earliest Charter Expiration	Latest Charter Expiration
Magic P	2004	Awaiting Dry-dock	76,453	February 2017	N/A	N/A
Magic Sun	2001	Time Charter	75,311	September 2019	May 2020	September 2020(1)
Magic Moon	2005	Time Charter	76,602	October 2019	June 2020	September 2020(2)

(1)
On September 8, 2019, the Magic Sun commenced a new time charter agreement with Oldendorff Carriers GMBH & Co KG at a gross daily hire rate of $12,000.  The charter agreement has an expected term of a minimum of eight (8) months up to a maximum of twelve (12) months.

(2)
On November 12, 2019, the Magic Moon commenced employment under a time charter with United Bulk Carriers International S.R.L. at a gross daily charter rate of $13,000. This charter has a minimum term of eight (8) months and may be extended up to a maximum term of ten (10) months (plus or minus fifteen days).

Ship Management

Our Fleet is managed by Pavimar S.A., referred to as Pavimar or our Manager herein, under the supervision of our Chief Executive Officer and our Board of Directors.  Pavimar is controlled by the sister of our Chairman, Chief Executive Officer and Chief Financial Officer.  Pavimar has in-house ship management expertise that allows it to oversee every step of our Fleet’s management, including shipping operations throughout the life of the vessels, the superintendence of maintenance, repairs and dry-docking, insurance arrangements, provisioning, bunkering and various aspects of administrative support.

Recent Developments

On September 27, 2019, our Board of Directors approved a change in our fiscal year end from September 30 to December 31. This change was made to better align our reporting calendar with other NASDAQ listed companies and our industry peers. This change in our fiscal year end resulted in a three-month transition period from October 1, 2018 to December 31, 2018. On December 16, 2019, we filed an audited transition report on Form 20-F with the Commission for the period from October 1, 2018 through December 31, 2018.

On October 10, 2019, we entered into an agreement with all of the holders of our Series A Preferred Shares to waive all due and overdue accumulated dividends on our Series A Preferred Shares and to adopt and to amend and restate the Statement of Designations of our Series A Preferred Shares, or the Series A Agreement.  Pursuant to the Series A Agreement, on October 17, 2019, we issued 300,000 common shares to the holders of the Series A Preferred Shares in exchange for the waiver of approximately $4.3 million worth of dividends accumulated on the Series A Preferred Shares, for the period since their original issuance to June 30, 2019.

The Series A Preferred Shareholders further agreed to waive all dividend obligations on the Series A Preferred Shares during the period from July 1, 2019 until December 31, 2021. We along with the Series A Preferred Shareholders, also agreed to a fixed default dividend payment rate, which replaces and reduces the previous increasing default dividend payment rate, an increase in the redemption price of the Series A Preferred Shares to $30 from $25 per share if the Company completes an optional cash redemption and an increase in the liquidation preference from $25 to $30 per Series A Preferred Share.

As a result of the Series A Agreement, we no longer have any dividend priority restriction to the holders of our common shares and the Amended and Restated Statement of Designations of the Series A Preferred Shares does not impose any such restriction during the period from July 1, 2019 to December 31, 2021.

On October 20, 2019, we took delivery of the Magic Moon, a 2005 Japan built Panamax dry bulk carrier, which was purchased for $10.2 million from a third party in which a family member of Petros Panagiotidis has an interest. The purchase of the Magic Moon was financed using a combination of cash on hand, the net cash proceeds from sales under our ATM offering received through September 30, 2019 and the proceeds from a $7.5 million interest free unsecured bridge loan, which was provided to us by an entity controlled by Petros Panagiotidis, or the $7.5 Million Shareholder Bridge Loan. The $7.5 Million Shareholder Bridge Loan, originally maturing on December 31, 2019, allowed us to timely partly finance the Magic Moon acquisition while in the meantime assessing financing options for our Fleet. Our Board of Directors and a Special Committee consisting of disinterested and independent members of the Board approved the $7.5 Million Shareholder Bridge Loan. On December 6, 2019, we repaid the $7.5 Million Shareholder Bridge Loan in full by partially using the net proceeds received under an $11.0 Senior Secured Term Loan Facility with Alpha Bank S.A., or the Alpha Bank Financing, which we entered into on November 22, 2019, further discussed below.

On November 22, 2019, we, through two of our wholly-owned subsidiaries, concluded our first $11.0 million secured financing with Alpha Bank S.A., the net proceeds of which were drawn down on December 2, 2019. The Alpha Bank Financing has a term of five years from the drawdown date and bears interest at LIBOR plus a margin per annum. We partly used the net proceeds from this facility in order to repay in full, on December 6, 2019, the $7.5 Million Shareholder Bridge Loan. We intend to use the remainder of the net proceeds under the Alpha Bank Financing for general corporate purposes which may also include the expansion of our Fleet.

On January 23, 2020, we, through one of our wholly-owned subsidiaries, concluded our second $4.5 million secured financing with a financial institution, the net proceeds of which were drawn down on January 31, 2020, or the Magic Sun Financing. The Magic Sun Financing has a term of five years from the drawdown date and bears interest at LIBOR plus a margin per annum. We intend to use the net proceeds under the Magic Sun Financing for general corporate purposes which may also include the expansion of our Fleet.

Background of the Offering

On January 27, 2020, we entered into a securities purchase agreement, or the Purchase Agreement, with YAII PN, LTD., a Cayman Islands exempt company, for the issuance and sale of $5.0 million aggregate principal amount of Convertible Debentures in the Private Placement. The Private Placement was or will be consummated by our issuing three separate Convertible Debentures which are in original principal amounts of $2,000,000, $1,500,000 and $1,500,000, respectively. In connection with the Private Placement, we entered into a registration rights agreement, or the Registration Rights Agreement, with the Investor, among other agreements. The Convertible Debentures, the Purchase Agreement and the Registration Rights Agreement and all related agreements are more fully described in the section below entitled the “Private Placement of the Convertible Debentures”.

In accordance with the terms of the Registration Rights Agreement, we are registering under the registration statement, of which this prospectus forms a part, the resale of the shares underlying the Convertible Debentures, or the Conversion Shares.

Corporate Information

We were incorporated in the Republic of the Marshall Islands on September 11, 2017, with principal executive offices located at 223 Christodoulou Chatzipavlou Street, Hawaii Royal Gardens, Limassol, Cyprus. Our telephone number at that address is + 357 25 357 767.

We maintain a website at http://www.castormaritime.com. Information contained on our website does not constitute part of this prospectus. Our fiscal year end date is December 31.

Our common shares are currently listed on the Nasdaq Capital Market under the symbol “CTRM” and Norwegian OTC, or the NOTC, with ticker symbol “CASTOR”.

Common Shares the Selling Securityholder May Offer

The Selling Securityholder, may sell in one or more offerings pursuant to the registration statement, of which this prospectus forms a part, up to an aggregate of 15,000,000 of our common shares that are issuable to the Selling Securityholder upon conversion of $5.0 million of our Convertible Debentures, which may be acquired by the Selling Securityholder from us in the Private Placement.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment in our securities, you should carefully consider all of the information included or incorporated by reference into this prospectus and any prospectus supplement, including the risks described under the heading “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended September 30, 2018, filed with the Commission on January 31, 2019, as updated by annual and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein. Please see the section of this prospectus entitled “Where You Can Find Additional Information.” In addition, you should also consider carefully the risks set forth under the heading “Risk Factors” in any prospectus supplement before investing in the securities offered by this prospectus. The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

Risks Related to the Offering

A substantial number of our common shares may be issued pursuant to the terms of the Convertible Debentures, which could cause the price of our common shares to decline.

The Convertible Debentures are immediately convertible upon issuance into our common shares at a minimum conversion price of $0.60 per share, which is an adjustable floor price of the Convertible Debentures, or the Floor Price, representing 8,333,333 shares, or approximately 251.1% of our outstanding common shares (without taking into account the limitations on the conversion of the Convertible Debentures as described elsewhere in this prospectus).

The conversion price that is used to determine the number of common shares issued to holders of Convertible Debentures upon conversion is subject to anti-dilution adjustments and adjustments upon the trading price of our common shares. Specifically, each Convertible Debenture is convertible into the number of our common shares equal to the quotient of the portion of the principal plus any accrued and unpaid interest divided by the lesser of the following two prices: (i) $2.25, which may be adjusted pursuant to the terms of the Debenture, and (ii) 90% of the lowest daily VWAP of the Company’s common shares over the 10 consecutive trading days expiring on the trading day immediately prior to the date of delivery of a conversion notice, but in no event will the conversion price be less than the Floor Price. Under certain circumstances, these adjustments may result in our issuing a large number of common shares upon conversion of the Convertible Debentures which in turn could significantly depress the trading price of our common shares and significantly dilute existing shareholders.

The Convertible Debentures will likely be converted only at times when it is economically beneficially for the Selling Securityholder to do so, and we may pay interest in common shares. As described above, conversions may be made at holder’s election only at the lower of a fixed conversion price of $2.25, which may be adjusted, or a price per share that is at a discount to the then current market price. The issuance of these shares will dilute our other common equity holders, which could cause the price of our common shares to decline.

Furthermore, the number of common shares to be issued may be substantially greater, if the interest on the Convertible Debentures is paid in our common shares, as described elsewhere in this prospectus. In such case, the number of shares issued will be determined based on the then current market price. We cannot predict the market price of our common shares at any future date, and therefore, we are unable to accurately forecast or predict the total amount of shares that ultimately may be issued on conversion of the Convertible Debentures.

Sales by the Selling Securityholder of the common shares covered by this prospectus could adversely affect the trading price of our common shares.

In accordance with the Registration Rights Agreement, we are registering for resale under the registration statement up to an aggregate of 15,000,000 common shares issuable to the Selling Securityholder upon conversion of some or all of the Conversion Shares issued in this transaction. These common shares represent approximately 452.1% of our currently outstanding common shares. Subject to certain exceptions, we are obligated to keep this prospectus current so that, once issued, the common shares can be sold in the public market at any time. The Registration Rights Agreement also requires, among other things, for us to ultimately register for resale all of our common shares issued or issuable upon the conversion of all Conversion Shares issued in this transaction until the common shares may be sold without restriction pursuant to Rule 144 promulgated under the Securities Act. Consequently, the resale of all or a substantial portion of the common shares in the public market, or the perception that these sales might occur, could cause the market price of our common shares to decrease and may make it difficult for us to sell our equity securities in the future at a time and upon terms we deem appropriate.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Matters discussed in this prospectus may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This prospectus and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. When used in this prospectus, the words “anticipate,” “believe,” “expect,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” and similar expressions identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.

The forward-looking statements in this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies, which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these assumptions and matters discussed elsewhere herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including fluctuations in charterhire rates and vessel values, changes in demand in the shipping market, including the effect of changes in the Organization of the Petroleum Exporting Countries' petroleum production levels and worldwide oil consumption and storage, changes in regulatory requirements affecting vessel operations, changes in Castor Maritime Inc.'s operating expenses, including bunker prices, dry-docking and insurance costs, changes in governmental rules and regulations or actions taken by regulatory authorities, changes in the price of our capital investments, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents, political events, piracy or acts by terrorists, and other important factors described from time to time in the reports filed by us with the Commission.

See the section entitled “Risk Factors,” beginning on page 5, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

PRIVATE PLACEMENT OF THE CONVERTIBLE DEBENTURES

We have incorporated by reference as exhibits to the registration statement, of which this prospectus forms a part, the Convertible Debentures, the Purchase Agreement, and the Registration Rights Agreement, or together the Transaction Documents. The summary of such agreements contained in this prospectus is qualified in their entirety by reference to the text of such agreements. We urge you to read such agreements in full. Defined terms used herein and not otherwise defined will have the meanings ascribed to them in the Transaction Documents.

Summary

On January 27, 2020, we entered into the Purchase Agreement with the Investor, and simultaneously consummated the Private Placement to the Investor of three Convertible Debentures, with original principal amounts of $2,000,000, $1,500,000 and $1,500,000, respectively, as contemplated by the Purchase Agreement.

Purchase Agreement

The Purchase Agreement contains certain representations and warranties, covenants and indemnities customary for similar transactions. Under the Purchase Agreement, we also agreed to the following additional covenants:

•
If at any time the number of common shares authorized and reserved for issuance under the Convertible Debenture is not sufficient to meet the minimum required reserve amounts specified in the Purchase Agreement, we will promptly take all corporate action necessary to authorize and reserve such minimum required reserve amount of shares, including, without limitation, calling a special meeting of shareholders to obtain shareholder approval of an increase in the authorized shares.

•
So long as any Convertible Debenture is outstanding, we will seek the Investor’s prior written consent to issue or sell any of our Common Shares pursuant to our Equity Distribution Agreement dated June 28, 2019 if the Closing Bid Price of the Company’s Common Shares, as quoted by Bloomberg, LP, is less than $2.25 on the day prior to such sale or issuance.

•
We will pay the Investor or its designee a commitment fee of 5% of the Convertible Debenture purchase price on each closing date.  We will also pay such designee a one-time due diligence and structuring fee of $20,000.

Also, pursuant to the Purchase Agreement, a Convertible Debenture, or the First Convertible Debenture, in the amount of $2,000,000 was issued and sold by us and purchased by the Investor on January 27, 2020, a second Convertible Debenture, or the Second Convertible Debenture, in the amount of $1,500,000 will be issued and sold by the Company and purchased by the Investor upon the filing by the Company of this registration statement, of which this prospectus forms a part, registering the Conversion Shares. A third Convertible Debenture, or the Third Convertible Debenture, in the amount of $1,500,000 will be issued and sold by us and purchased by the Investor upon the registration statement being declared effective by the Commission.  The Investor is irrevocably bound to purchase the Convertible Debentures at the prices set forth above.

Convertible Debenture

Interest

The Convertible Debentures accrue interest at the rate of 6% per annum. During the period commencing on the date of issuance of each of the three Convertible Debentures through their respective maturity dates, which are twelve (12) months from the issuance date of each Convertible Debenture, interest will be payable by inclusion of such interest in the amounts to be converted or redeemed, as applicable, on the maturity date or sooner if upon conversion or acceleration by the holder. After the occurrence and during the continuance of an Event of Default (as defined in each Convertible Debenture) or upon trading of our common shares below the Floor Price for five consecutive trading days, the Convertible Debenture will accrue interest at the rate of 10% per annum. See “—Events of Default” below. Such increased interest rate will cease to accrue at such time when there are no continuing Events of Default or the trading price of the Company’s common shares closes above the Floor Price.

Conversion

The Convertible Debenture is convertible, at the option of the holder thereof, into our common shares upon dividing any conversion amount by the lower of (y) the Fixed Conversion Price or (z) the Market Conversion Price, as applicable. The Fixed Conversion Price means, as of any such Conversion Date, a price per share equal to $2.25, subject to adjustment as provided herein. The Market Conversion Price means, as of any Conversion Date or other date of determination, 90% of the lowest VWAP of the Company’s common shares during the 10 trading days immediately preceding the Conversion Date.  The Fixed Conversion Price and Floor Price are subject to standard adjustments in the event of any stock split, stock dividend, stock combination, recapitalization or other similar transaction provided, however, that at no time shall any conversion occur below $0.60 per share, as may be adjusted. In connection with the occurrence of certain Events of Default, the holder of a Convertible Debenture will be entitled to the full unpaid Principal amount of such Convertible Debenture together with interest and other amounts owing in respect thereof, from the time that any portion of a Convertible Debenture is outstanding to the date of acceleration, the amounts due payable in cash; provided however, the holder may request (but shall have no obligation to request) payment of such amounts in Common Shares of the Company.

For the purposes of this prospectus, we have estimated the number of common shares that may ultimately be issued under the Convertible Debenture to be no greater than 15,000,000 shares. However, the number of common shares to be issued may be greater, if the interest on the Convertible Debenture is paid in our common shares as described above. In such cases, the number of shares issued will be determined based on the then current market price. We cannot predict the market price of our common shares at any future date, and therefore, we are unable to accurately forecast or predict the total amount of shares that may be issued under the Convertible Debentures.

Conversion Limitation

The holder of the Convertible Debentures will not have the right to convert any portion of the Convertible Debentures, nor will the Company effect any such conversion, to the extent that, after giving effect to such conversion, the holder (together with certain related parties) would beneficially own in excess of 4.99% of our common shares outstanding immediately after giving effect to such conversion.

Without our prior consent the holder shall limit the sale of Conversion Shares below the Fixed Conversion Price on any Trading Day the holder is selling Conversion Shares to an amount of Conversion Shares not to exceed the greater of: if such Trading Day’s dollar traded value is less than $400,000 as quoted by Bloomberg, LP, to an amount equal to 10% of such Trading Day’s daily traded value; if such Trading Day’s dollar traded volume is equal to or greater than $400,000 as quoted by Bloomberg, LP, to an amount equal to 20% of such Trading Day’s daily traded volume; or 10,000 Conversion Shares.

Events of Default

The Convertible Debentures include certain customary Events of Default, including, among other things, any change of control transaction (unless in connection with such transaction, the Convertible Debenture is retired).

In connection with an Event of Default, the holder of the Convertible Debentures may require the Company to redeem in cash any or all of the Convertible Debentures.  If an Event of Default occurs and for so long as such Event of Default remains uncured, the interest rate on the Convertible Debenture shall immediately become 10% per annum and shall remain at such increased interest rate until the applicable Event of Default is cured. Furthermore, in addition to any other remedies, the holder shall have the right (but not the obligation) to convert this Debenture into Company’s Common Shares at any time after (x) an Event of Default at the Market Conversion Price or (y) the Maturity Date at the Market Conversion Price.

Other Corporate Events

We will not enter a Fundamental Transaction (as defined in the Convertible Debenture), unless the Company shall make appropriate provision to insure that the holder will thereafter have the right to receive upon a conversion of the Convertible Debenture, at the holder's option, (i) in addition to the Common Shares receivable upon such conversion, such securities or other assets to which the holder would have been entitled with respect to such Common Shares had such shares been held by the holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of the Convertible Debenture) or (ii) in lieu of the Common Shares otherwise receivable upon such conversion, such securities or other assets received by the holders of Common Shares in connection with the consummation of such Corporate Event in such amounts as the holder would have been entitled to receive had the Convertible Debenture initially been issued with conversion rights for the form of such consideration (as opposed to Common Shares) at a conversion rate for such consideration commensurate with the conversion rate.

Registration Rights Agreement

We have granted certain registration rights to the holders of the Convertible Debentures pursuant to the Registration Rights Agreement, including a requirement to have the registration statement, of which this prospectus forms a part, filed by February 17, 2020, as well as customary “piggyback” registration rights. If certain other conditions relating to the availability of the registration statement and current public information are not met, the Company will be in breach of the agreement and such event will be deemed an Event of Default.

USE OF PROCEEDS

We will not receive any proceeds from sales of our common shares by the Selling Securityholder. We also cannot predict when or if the Convertible Debentures will be converted, and it is possible that the Convertible Debentures may never be converted.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the Republic of the Marshall Islands, and substantially all of our assets are located outside of the United States. Our principal executive office is located in Cyprus. In addition, all of our directors and officers are non-residents of the United States, and substantially all of their assets are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States if you believe that your rights have been infringed under securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Republic of the Marshall Islands and of other jurisdictions may prevent or restrict you from enforcing a judgment against our assets or our directors and officers. Although you may bring an original action against us or our affiliates in the courts of the Marshall Islands, and the courts of the Marshall Islands may impose civil liability, including monetary damages, against us or our affiliates for a cause of action arising under Marshall Islands law, it may be impracticable for you to do so.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of September 30, 2019:

•	on an actual basis;

•	on an as adjusted basis to give effect to the following transactions which occurred between October 1, 2019 and February 5, 2020:
o	the revaluation difference on the Series A Preferred shares following the Series A Agreement on October 10, 2019, net of estimated expenses amounting to $0.02 million;
o
the issuance of 300,000 of common shares to the Series A Preferred shareholders on October 17, 2019, in exchange for the waiver of the Company’s obligations related to all due and overdue accumulated dividends on the Series A Preferred shares during the period from their original issue date up to and including June 30, 2019, amounting to $4.3 million;

o	the drawdown of the $7.5 Million Shareholder Bridge Loan on October 17, 2019 and its subsequent repayment on December 6, 2019;
o	the drawdown of $11.0 million under the Alpha Bank Financing on December 2, 2019, net of estimated fees and expenses of approximately $0.2 million;
o	the drawdown of $4.5 million under the Magic Sun Financing on January 31, 2020, net of estimated fees and expenses of approximately $0.1 million;

•
on an as further adjusted basis to give effect to the expected incurrence of $5.0 million of debt in connection with the Convertible Debentures, net of estimated fees and expenses of approximately $0.5 million.

	As of September 30, 2019
	Actual	As adjusted	As further adjusted(1)
(in thousands of U.S. dollars)
Debt:
Long-term debt (including current portion ) - Unsecured	$5,000,000	$5,000,000	$9,548,382
Long-term debt (including current portion ) - Secured	-	15,179,930	15,179,930
Total debt obligations	$5,000,000	$20,179,930	$24,728,312

Shareholders’ equity
Common shares, $0.001 par value; 1,950,000,000 shares authorized; 3,018,112 shares issued and outstanding on an actual basis and 3,318,112 issued and outstanding on an as adjusted basis and as further adjusted basis	3,018	3,318	3,318
Series B Preferred Shares: 12,000 shares issued and outstanding on an actual, as adjusted and as further adjusted basis	12	12	12
Series A Preferred shares, $0.001 par value; 9.75% cumulative redeemable perpetual preferred shares (liquidation preference of $30 per share), 480,000 shares issued and outstanding on an actual, as adjusted and as further adjusted basis	480	480	480
Additional paid-in capital	9,931,666	12,610,829	12,610,829
Retained Earnings	2,696,825	-	-
Total Shareholders’ Equity	$12,632,001	$12,614,639	$12,614,639

Total Capitalization	$17,632,001	$32,794,569	$37,342,951

(1) Does not take into effect any beneficial conversion feature which may be accounted on the Convertible Debentures issued - this will, however, have no effect on Company’s total capitalization.

PLAN OF DISTRIBUTION

The Selling Securityholder may sell or distribute the securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, the Selling Securityholder may sell some or all of our securities included in this prospectus, through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, the Selling Securityholder may enter into options or other types of transactions that require us or them to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. The Selling Securityholder may enter into hedging transactions with respect to our securities. For example, the Selling Securityholder may:

•	enter into transactions involving short sales of our common shares by broker-dealers;

•	enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

The Selling Securityholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

The Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions.  If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities pledged by the Selling Securityholder or borrowed from the Selling Securityholder to settle those sales or to close out any related open borrowings of stock, and may use securities received from the Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions may be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, the Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The Selling Securityholder and any broker-dealers or other persons acting on our behalf or the behalf of the Selling Securityholder that participate with us or the Selling Securityholder in the distribution of the securities, may be deemed to be underwriters, and any commissions received or profit realized by them on the resale of the securities, may be deemed to be underwriting discounts and commissions under the Securities Act. As a result, we have informed, or will inform, the Selling Securityholder that Regulation M, promulgated under the Securities Exchange Act of 1934, or the Exchange Act, may apply to sales by the Selling Securityholder in the market. The Selling Securityholder may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of our common shares against certain liabilities, including liabilities arising under the Securities Act.

As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us, and any discounts, commissions or concessions allowed or re-allowed or paid to dealers. Furthermore, we, our executive officers, our directors and major shareholders or the Selling Securityholder may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our common shares or any securities convertible into or exchangeable for common shares. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

Because the Selling Securityholder may be deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Securityholder.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Securityholder without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We will bear costs relating to all of the securities offered and sold by us under the registration statement.

If more than five percent (5%) of the net proceeds of any offering of common shares made under this prospectus will be received by a Financial Industry Regulatory Authority, or FINRA, member participating in the offering or affiliates or associated persons of such a FINRA member, the offering will be conducted in accordance with FINRA Rule 5121.

SELLING SECURITYHOLDER

This prospectus relates to up to 15,000,000 common shares that the Selling Securityholder may sell in one or more offerings upon conversion of some or all of the Convertible Debentures issued to the Selling Securityholder under the terms of the Purchase Agreement. The table below sets forth information about the maximum number of our common shares that may be offered from time to time by the Selling Securityholder under this prospectus. The Selling Securityholder identified below may currently hold or acquire our common shares in addition to those registered hereby. In addition, the Selling Securityholder identified below may sell, transfer, assign or otherwise dispose of some or all of their common shares in private placement transactions exempt from or not subject to the registration requirements of the Securities Act.

Information concerning the Selling Securityholder may change from time to time and, to the extent required, we will supplement this prospectus accordingly. To our knowledge, the Selling Securityholder does not have nor have had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than their ownership of our common shares.

The number of common shares issuable upon conversion of the Convertible Debentures shown in the tables below assumes conversion of the full amount of the Convertible Debentures held by the Selling Securityholder at an initial conversion rate of $0.60 per common share, which is the floor price of the Convertible Debenture.  This conversion price is subject to anti-dilution adjustment in certain events. Accordingly, the number of conversion shares may increase or decrease from time to time and the number of common shares shown in the tables below is an estimate of the maximum amount of shares that will be issued to cover conversions.

The table below assumes for calculating the Selling Securityholder’s beneficial percentage ownership that options, warrants and/or convertible securities that are held by such Selling Securityholder and are exercisable or convertible within 60 days from the date of this prospectus have been exercised or converted.  The table below also assumes (i) the sale of all of the common shares underlying the Convertible Debentures and (ii) that the Selling Securityholder does not acquire additional common shares after the date of this prospectus and prior to completion of this offering. However, no estimate can be made of the aggregate number of common shares that will actually be offered hereby, or the aggregate number of Common Shares that will be owned by each Selling Securityholder upon completion of the offering to which this prospectus relates.

We have prepared the following table based on information supplied to us by the Selling Securityholder on or prior to February 7, 2020. We have not sought to verify such information.

Selling Securityholder		Total Number of Common Shares Owned Prior to This Offering	Percentage of Outstanding Shares Owned Prior to This Offering	Maximum Number of Shares Which May Be Sold in This Offering	Percentage of Outstanding Shares Which May Be Sold in This Offering(2)	Number of Shares Owned Following This Offering(3)	Percentage of Outstanding Shares Owned Following This Offering(3)
YAII PN, Ltd.	(1)	15,000,000	452.1%	15,000,000	452.1%	0	0%

(1)
YAII PN, Ltd. is the investor under the Purchase Agreement. Yorkville Advisors Global LP is its investment manager and investment decisions for Yorkville Advisors Global LP are made by its portfolio manager.

(2)	Assumes that the total number of issued and outstanding common shares of the Company remains unchanged at 3,318,112 prior to the issuance of the common shares underlying the Conversion Shares.
(3)	Assumes that the Selling Stockholder will sell all of its common shares offered pursuant to this prospectus.

DESCRIPTION OF SHARE CAPITAL

Purpose

Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act, or BCA. Our Articles of Incorporation and By-Laws do not impose any limitations on the ownership rights of our shareholders.

Authorized Capitalization

Under our Articles of Incorporation, our authorized capital stock consists of 1,950,000,000 common shares, par value $0.001 per share, of which 3,318,112 common shares are currently issued and outstanding and 50,000,000 preferred shares, par value $0.001 per share, of which 480,000 Series A Preferred Shares and 12,000 Series B Preferred Shares are currently issued and outstanding.

Description of Common Shares

Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our Board out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common shares are entitled to receive pro rata our remaining assets available for distribution. Holders of common shares do not have conversion, redemption or pre-emptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of our common shares are subject to the rights of the holders of any preferred shares, which we have issued in the past or which we may issue in the future.

Share History

On September 22, 2017, we entered into an exchange agreement, or the Exchange Agreement, with Spetses and its shareholders. Under the terms of the Exchange Agreement, we issued 2,400,000 common shares, 480,000 Series A Preferred Shares and 12,000 Series B Preferred Shares of the Company in exchange for all of the issued and outstanding common shares of Spetses.

On November 21, 2017, we declared a dividend of one preferred share purchase right for each outstanding common share and adopted a shareholder rights plan, as set forth in a Stockholders Rights Agreement dated as of November 20, 2017, by and between us and American Stock Transfer & Trust Company, LLC, as rights agent. For more information, please see “—Stockholders Rights Agreement” herein. In connection with the Stockholders Rights Agreement, we designated 1,000,000 shares as Series C Participating Preferred Stock, none of which are outstanding as of the date of this prospectus.

On June 28, 2019, we entered into an Equity Distribution Agreement with Maxim, as sales agent, under which we may offer and sell, over a minimum period of 12 months through Maxim, up to $10.0 million of our common shares, par value $0.001 per share. As of September 30, 2019, we had sold 618,112 common shares pursuant to the Equity Distribution Agreement.

On October 10, 2019, we reached an agreement with all of the holders of our Series A Preferred Shares, to waive all due and overdue dividends and to adopt and to Amend and Restate the Statement of Designations of our Series A Preferred Shares, or the Series A Agreement. Pursuant to the Series A Agreement, on October 17, 2019, we issued 300,000 common shares to the holders of the Series A Preferred Shares in exchange for the waiver of approximately $4.3 million worth of dividends accumulated on the Series A Preferred Shares, for the period since their original issuance to June 30, 2019.

As of the date of this prospectus, we have 3,318,112 common shares issued and outstanding.

Preferred Shares

Our articles of incorporation authorize our Board to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

●	the designation of the series;
●	the number of shares of the series;
●	the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and
●	the voting rights, if any, of the holders of the series.

Description of Series A Preferred Shares

On September 22, 2017, we issued 480,000 shares of Series A Preferred Shares to the shareholders of Spetses, under the Exchange Agreement. On October 10, 2019, we adopted the Amended and Restated Statement of Designations of the Series A Preferred Shares.

The Series A Preferred Shares entitle the holders thereof to receive cumulative cash dividends when, as and if declared by our Board out of legally available funds for such purpose.  Each Series A Preferred Share has a fixed liquidation preference of $30.00 per share plus an amount equal to accumulated and unpaid dividends thereon to the date fixed for payment, whether or not declared. See “—Liquidation Rights.”

The Series A Preferred Shares represent perpetual equity interests in us and, unlike indebtedness, will not give rise to a claim for payment of a principal amount at a particular date.   As such, the Series A Preferred Shares would rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us.

Ranking

The Series A Preferred Shares rank, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of our affairs, senior to our common shares, our Series B Preferred Shares and to each other class or series of capital stock established after the original issue date of the Series A Preferred Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (“Junior Stock”).

We may issue additional common shares, additional Series A Preferred Shares and Junior Stock.  Except as described in the Series A Preferred Shares Statement of Designation, the Board has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series of Junior Stock before the issuance of any shares of that series.  The Board shall also determine the number of shares constitution each series of securities.

Dividends

General

Holders of Series A Preferred Shares will be entitled to receive, when, as and if declared by our Board out of legally available funds for such purpose, cumulative cash dividends from January 1, 2022 (or, for any newly issued and outstanding shares, from the Dividend Payment Date immediately preceding the issuance date of such stock or for shares issued on or before June 14, 2022 then January 1, 2022). No dividends shall accrue or accumulate for the period from July 1, 2019 to December 31, 2021.

Dividend Rate

Dividends on Series A Preferred Shares will be cumulative and payable on each Dividend Payment Date, commencing on June 15, 2022, when, as and if declared by our Board or any authorized committee thereof out of legally available funds for such purpose. Dividends on the Series A Preferred Shares will accrue at a rate of 9.75% per annum per Series A Preferred Share having a value of $25.00 per share.

In the event that any semi-annual dividend payable on the Series A Preferred Shares is in arrears the Dividend Rate payable on the Series A Preferred Shares shall be increased a single time to a rate of 1.3 times of the Dividend Rate for each Series A Preferred Share having a value of $25.00 per share until the Dividend Payment Default is cured.

Dividend Payment Dates

The “Dividend Payment Dates” for the Series A Preferred Shares will be each June 15 and December 15, commencing June 15, 2022. Dividends will accumulate in each dividend period from and including the preceding Dividend Payment Date or the initial issue date, as the case may be, to but excluding the applicable Dividend Payment Date for such dividend period. If any Dividend Payment Date otherwise would fall on a day that is not a Business Day, declared dividends will be paid on the immediately succeeding Business Day without the accumulation of additional dividends. Dividends on the Series A Preferred Shares will be payable based on a 360-day year consisting of twelve 30-day months.

“Business Day” means a day on which NASDAQ is open for trading and which is not a Saturday, a Sunday or other day on which banks in New York City are authorized or required by law to close.

Payment of Dividends

Not later than 5:00 p.m., New York City time, on each Dividend Payment Date, we will pay those dividends, if any, on the Series A Preferred Shares that have been declared by our Board to the holders of such shares as such holders’ names appear on our stock transfer books maintained at the Company or by the Registrar and Transfer Agent on the applicable Record Date. The applicable record date (the “Record Date”), will be the Business Day immediately preceding the applicable Dividend Payment Date, except that in the case of payments of dividends in arrears, the Record Date with respect to a Dividend Payment Date will be such date as may be designated by our Board in accordance with our Bylaws then in effect and the Statement of Designation.

No dividend may be declared or paid or set apart for payment on any Junior Stock (other than a dividend payable solely in shares of Junior Stock) unless full cumulative dividends have been or contemporaneously are being paid or provided for on all outstanding Series A Preferred Shares for all prior and the then-ending dividend periods. In addition, in the event that full cumulative dividends on the Series A Preferred Shares have not been paid or declared and set apart for payment, we may not repurchase, redeem or otherwise acquire, in whole or in part, any Series A Preferred Shares except pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preferred Shares. Common shares and any other Junior Stock may not be redeemed, repurchased or otherwise acquired unless full cumulative dividends on the Series A Preferred Shares for all prior and the then-ending dividend periods have been paid or declared and set apart for payment.

Accumulated dividends in arrears for any past dividend period may be declared by our Board and paid on any date fixed by our Board, whether or not a Dividend Payment Date, to holders of the Series A Preferred Shares on the record date for such payment, which may not be more than 60 days, nor less than 5 days, before such payment date. Subject to the next succeeding sentence, if all accumulated dividends in arrears on all outstanding Series A Preferred Shares have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated dividends in arrears will be made in order of their respective Dividend Payment Dates. If less than all dividends payable with respect to all Series A Preferred Shares are paid, any partial payment will be made pro rata with respect to the Series A Preferred Shares entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time. Holders of the Series A Preferred Shares will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends. No interest or sum of money in lieu of interest will be payable in respect of any dividend payment which may be in arrears on the Series A Preferred Shares.

Liquidation Rights

The holders of outstanding Series A Preferred Shares will be entitled, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, to receive the liquidation preference of $30.00 per share in cash plus an amount equal to accumulated and unpaid dividends thereon to the date fixed for payment of such amount (whether or not declared), and no more, before any distribution will be made to the holders of our common shares or any other Junior Stock. A consolidation or merger of us with or into any other entity, individually or in a series of transactions, will not be deemed a liquidation, dissolution or winding up of our affairs for this purpose. In the event that our assets available for distribution to holders of the outstanding Series A Preferred Shares are insufficient to permit payment of all required amounts, our assets then remaining will be distributed among the Series A Preferred Shares, as applicable, ratably on the basis of their relative aggregate liquidation preferences. After payment of all required amounts to the holders of the outstanding Series A Preferred Shares, our remaining assets and funds will be distributed among the holders of the common shares and any other Junior Stock then outstanding according to their respective rights.

Voting Rights

The Series A Preferred Shares have no voting rights except as provided by Marshall Islands law.  Unless the Company shall have received the affirmative vote or consents of the Holders of at least two thirds of the outstanding Series A Preferred Shares, voting as a single class, the Company may not adopt any amendment to the Articles of Incorporation that adversely alters the preferences, powers or rights of the Series A Preferred Shares.

Redemption

Optional Redemption

We have the right, at any time, to redeem the Series A Preferred Shares, in whole or from time to time in part, from any funds available for such purpose. Any such redemption shall occur on a date set by the Company, or the Redemption Date.

Redemption Procedures

(a)           Redemption Price. The Company may redeem each share of Series A Preferred Shares with cash, common shares or a Note as shall be determined by the Company at its sole discretion. If the Company redeems Series A Preferred Shares with cash then each share of Series A Preferred Shares shall have a value of $30.00 per share, whether or not declared, or the Cash Redemption Price. If paid in common shares or a Note, then each Series A Preferred Share shall have a value of $25.00 per share, whether or not declared, or the Cashless Redemption Price and together with the cash Redemption Price, the Redemption Price.  If paid in common shares, the price of the common shares will be 90% of the lowest daily volume weighted average price on any trading day during the 5-consecutive trading day period ending and including the trading day immediately prior to the date of the applicable Redemption Date.

Notwithstanding any other provisions herein, the holder of Series A Preferred Shares shall not acquire, or be obligated or have the right to acquire, any common share pursuant to an optional redemption which, when aggregated with all other common shares then beneficially owned (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder) by the Holder and its Affiliates, would result in the beneficial ownership by the holder of Series A Preferred Shares of more than 4.9% of the then issued and outstanding common shares, or the Ownership Limitation.  If the Company issues a Redemption Notice that would cause the aggregate number of common shares then beneficially owned (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder) by the holder of Series A Preferred Shares and its affiliates to exceed the Ownership Limitation, such Redemption Notice shall be void ab initio to the extent of the amount by which the number of common shares otherwise issuable pursuant to such Redemption Notice, together with all common shares then beneficially owned (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder) by the holder of Series A Preferred Shares and its affiliates, would exceed the Ownership Limitation.  Upon the written or oral request of the holder of Series A Preferred Shares, the Company shall promptly confirm orally or in writing to the holder of Series A Preferred Shares the number of common shares then outstanding.

The holder of Series A Preferred Shares and the Company shall each cooperate in good faith in the determinations required hereby and the application hereof.  The holder’s of Series A Preferred Shares written certification to the Company of the applicability of the Ownership Limitation, and the resulting effect thereof hereunder at any time, shall be conclusive with respect to the applicability thereof and such result absent manifest error. Upon delivery of a written notice to the Company, the holder of Series A Preferred Shares may from time to time increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Ownership Limitation to any other amount of common shares not in excess of 9.99% of the then issued and outstanding shares of common shares as specified in such notice; provided that any such increase in the Ownership Limitation will not be effective until the sixty-first (61st) day after such written notice is delivered to the Company.

(b)          Redemption Notice. The Company shall give notice of any redemption by mail not less than 30 days and not more than 60 days before the scheduled Redemption Date, to the holder of Series A Preferred Shares of record (as of 4:59 p.m. New York City time on the Business Day next preceding the day on which notice is given) of any Series A Preferred Shares to be redeemed as such holders’ names appear on the Company’s stock transfer books maintained by the Registrar and Transfer Agent and at the address of such holders shown therein. Such notice, or the Redemption Notice shall state: (1) the Redemption Date, (2) the number of Series A Preferred Shares to be redeemed and, if less than all outstanding Series A Preferred Shares are to be redeemed, the number (and the identification) of shares to be redeemed from such Holder, (3) the Redemption Price, (4) the place where the Series A Preferred Shares is to be redeemed and shall be presented and surrendered for payment of the Redemption Price therefor and (5) that dividends on the stock to be redeemed shall cease to accumulate from and after such Redemption Date.

(c)          Effect of Redemption; Partial Redemption. If the Company elects to redeem less than all of the outstanding Series A Preferred Shares, the number of shares to be redeemed shall be determined by the Company, and such shares shall be redeemed pro rata or by lot, with adjustments to avoid redemption of fractional shares.  The Company shall give notice, or cause notice to be given, to the holders of the number of shares of Series A Preferred Shares to be redeemed, and the Company shall determine the number of Series A Preferred Shares to be redeemed from the account of each of its participants holding such shares in its participant account. The aggregate Redemption Price for any such partial redemption of the outstanding Series A Preferred Shares shall be allocated correspondingly among the redeemed Series A Preferred Shares. The Series A Preferred Shares not redeemed shall remain outstanding and subject to all the terms provided in this Statement of Designation.

(d)           Redemption Funds. If the Company gives or causes to be given a Redemption Notice, the Company shall deposit with the paying agent funds sufficient to redeem the Series A Preferred Shares as to which such Redemption Notice shall have been given, no later than 4:59 p.m. New York City time on the Business Day immediately preceding the Redemption Date, and shall give the paying agent irrevocable instructions and authority to pay the Redemption Price to the holders of the Series A Preferred Shares to be redeemed upon surrender or deemed surrender of the certificates therefor. If the Redemption Notice shall have been given, from and after the Redemption Date, unless the Company defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Redemption Notice, all dividends on such Series A Preferred Shares to be redeemed shall cease to accumulate and all rights of Holders of such shares as the Company’s shareholders shall cease, except the right to receive the Redemption Price, and such shares shall not thereafter be transferred on Company’s stock transfer books or be deemed to be outstanding for any purpose whatsoever. The Company shall be entitled to receive from the paying agent the interest income, if any, earned on such funds deposited with the paying agent (to the extent that such interest income is not required to pay the Redemption Price of the Series A Preferred Shares to be redeemed), and the holders of any shares so redeemed shall have no claim to any such interest income. Any funds deposited with the paying agent hereunder by the Company for any reason, including, but not limited to, redemption of Series A Preferred Shares, that remain unclaimed or unpaid after two years after the applicable Redemption Date or other payment date, shall be, to the extent permitted by law, repaid to the Company upon its written request after which repayment the holders of the Series A Preferred Shares entitled to such redemption or other payment shall have recourse only to the Company. Notwithstanding any Redemption Notice, there shall be no redemption of any Series A Preferred Shares called for redemption until funds sufficient to pay the full Redemption Price of such shares shall have been deposited by the Company with the paying agent.

(e)          Certificate. If only a portion of the Series A Preferred Shares represented by a certificate shall have been called for redemption, upon surrender of the certificate to the Paying Agent, the Paying Agent shall issue to the Holder of such shares a new certificate (or adjust the applicable book-entry account) representing the number of shares of Series A Preferred Shares represented by the surrendered certificate that have not been called for redemption

Description of Series B Preferred Shares

On September 22, 2017, we issued 12,000 shares of Series B Preferred Shares to Thalassa Investment Co. S.A., a company wholly owned and controlled by our Chairman, Chief Executive Officer and Chief Financial Officer, Petros Panagiotidis, under the Exchange Agreement. Each Series B Preferred Share has the voting power of one hundred thousand (100,000) common shares.

The Series B Preferred Stock has the following characteristics:

●	Conversion. The Series B Preferred Shares are not convertible into common shares.
●	Voting. Each Series B Preferred Share has the voting power of 100,000 common shares and shall count for 100,000 votes for purposes of determining quorum at a meeting of shareholders.
●	Distributions. The Series B Preferred Shares shall have no dividend or distribution rights.
●	Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Company, the Series B Preferred Shares shall have the same liquidation rights as the common shares.

Stockholders Rights Agreement

On November 21, 2017, our Board declared a dividend of one preferred share purchase right, or a Right, for each outstanding common share and adopted a shareholder rights plan, as set forth in the Stockholders Rights Agreement dated as of November 20, 2017, or the Rights Agreement, by and between the Company and American Stock Transfer & Trust Company, LLC, as rights agent.

The Board adopted the Rights Agreement to protect shareholders from coercive or otherwise unfair takeover tactics. In general terms, it works by imposing a significant penalty upon any person or group that acquires 15% or more of our outstanding common shares without the approval of our Board. If a shareholder’s beneficial ownership of our common shares as of the time of the public announcement of the rights plan and associated dividend declaration is at or above the applicable threshold, that shareholder’s then-existing ownership percentage would be grandfathered, but the rights would become exercisable if at any time after such announcement, the shareholder increases its ownership percentage by 1% or more.  Our Chairman, Chief Executive Officer and Chief Financial Officer, Petros Panagiotidis, is exempt from these provisions.

The Rights may have anti-takeover effects. The Rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our Board. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire us. Because our Board can approve a redemption of the Rights for a permitted offer, the Rights should not interfere with a merger or other business combination approved by our Board.

For those interested in the specific terms of the Rights Agreement, we provide the following summary description. Please note, however, that this description is only a summary, and is not complete, and should be read together with the entire Rights Agreement, which is an exhibit to this annual report.  The foregoing description of the Rights Agreement is qualified in its entirety by reference to such exhibit.

The Rights. The Rights trade with, and are inseparable from, our common shares. The Rights are evidenced only by certificates that represent our common shares. New Rights will accompany any new common shares of the Company issued after November 21, 2017 until the Distribution Date described below.

Exercise Price. Each Right allows its holder to purchase from the Company one one-thousandth of a share of Series C Participating Preferred Stock, or a Series C Preferred Share, for $15.00, or the Exercise Price, once the Rights become exercisable. This portion of a Series C Preferred Share will give the shareholder approximately the same dividend, voting and liquidation rights as would one common share. Prior to exercise, the Right does not give its holder any dividend, voting, or liquidation rights.

Exercisability. The Rights are not exercisable until ten days after the public announcement that a person or group has become an “Acquiring Person” by obtaining beneficial ownership of 15% or more of our outstanding common shares.  Except our Chairman, Chief Executive Officer and Chief Financial Officer, Petros Panagiotidis, is exempt from being the “Acquiring Person”.

Certain synthetic interests in securities created by derivative positions — whether or not such interests are considered to be ownership of the underlying common shares or are reportable for purposes of Regulation 13D of the Securities Exchange Act of 1934, as amended— are treated as beneficial ownership of the number of our common shares equivalent to the economic exposure created by the derivative position, to the extent our actual common shares are directly or indirectly held by counterparties to the derivatives contracts. Swaps dealers unassociated with any control intent or intent to evade the purposes of the Rights Agreement are excepted from such imputed beneficial ownership.

For persons who, prior to the time of public announcement of the Rights Agreement, beneficially own 15% or more of our outstanding common shares, the Rights Agreement “grandfathers” their current level of ownership, so long as they do not purchase additional shares in excess of certain limitations.

The date when the Rights become exercisable is the “Distribution Date.” Until that date, our common share certificates (or, in the case of uncertificated shares, by notations in the book-entry account system) will also evidence the Rights, and any transfer of our common shares will constitute a transfer of Rights. After that date, the Rights will separate from our common shares and will be evidenced by book-entry credits or by Rights certificates that the Company will mail to all eligible holders of our common shares. Any Rights held by an Acquiring Person are null and void and may not be exercised.

Series C Preferred Share Provisions

Each one one-thousandth of a Series C Preferred Share, if issued, will, among other things:

●	not be redeemable;
●
entitle holders to quarterly dividend payments in an amount per share equal to the aggregate per share amount of all cash dividends, and the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in our common shares or a subdivision of our outstanding common shares (by reclassification or otherwise), declared on our common shares since the immediately preceding quarterly dividend payment date; and

●	entitle holders to one vote on all matters submitted to a vote of the shareholders of the Company.

The value of one one-thousandth interest in a Series C Preferred Share should approximate the value of one common share.

Consequences of a Person or Group Becoming an Acquiring Person.

Flip In.  If an Acquiring Person obtains beneficial ownership of 15% or more of our common shares, then each Right will entitle the holder thereof to purchase, for the Exercise Price, a number of our common shares (or, in certain circumstances, cash, property or other securities of the Company) having a then-current market value of twice the Exercise Price. However, the Rights are not exercisable following the occurrence of the foregoing event until such time as the Rights are no longer redeemable by the Company, as further described below.

Following the occurrence of an event set forth in preceding paragraph, all Rights that are or, under certain circumstances specified in the Rights Agreement, were beneficially owned by an Acquiring Person or certain of its transferees will be null and void.

Flip Over. If, after an Acquiring Person obtains 15% or more of our common shares, (i) the Company merges into another entity; (ii) an acquiring entity merges into the Company; or (iii) the Company sells or transfers 50% or more of its assets, cash flow or earning power, then each Right (except for Rights that have previously been voided as set forth above) will entitle the holder thereof to purchase, for the Exercise Price, a number of our common shares of the person engaging in the transaction having a then-current market value of twice the Exercise Price.

Notional Shares. Shares held by affiliates and associates of an Acquiring Person, including certain entities in which the Acquiring Person beneficially owns a majority of the equity securities, and Notional Common Shares (as defined in the Rights Agreement) held by counterparties to a Derivatives Contract (as defined in the Rights Agreement) with an Acquiring Person, will be deemed to be beneficially owned by the Acquiring Person.

Redemption. The Board may redeem the Rights for $0.01 per Right at any time before any person or group becomes an Acquiring Person. If the Board redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of the Rights will be to receive the redemption price of $0.01 per Right. The redemption price will be adjusted if the Company has a stock dividend or a stock split.

Exchange. After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of our outstanding common shares, the Board may extinguish the Rights by exchanging one common share or an equivalent security for each Right, other than Rights held by the Acquiring Person. In certain circumstances, the Company may elect to exchange the Rights for cash or other securities of the Company having a value approximately equal to one common share.

Expiration. The Rights expire on the earliest of (i) November 21, 2027; or (ii) the redemption or exchange of the Rights as described above.

Anti-Dilution Provisions. The Board may adjust the purchase price of the Series C Preferred Shares, the number of Series C Preferred Shares issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split, or a reclassification of the Series C Preferred Shares or our common shares. No adjustments to the Exercise Price of less than 1% will be made.

Amendments. The terms of the Rights and the Rights Agreement may be amended in any respect without the consent of the holders of the Rights on or prior to the Distribution Date. Thereafter, the terms of the Rights and the Rights Agreement may be amended without the consent of the holders of Rights, with certain exceptions, in order to (i) cure any ambiguities; (ii) correct or supplement any provision contained in the Rights Agreement that may be defective or inconsistent with any other provision therein; (iii) shorten or lengthen any time period pursuant to the Rights Agreement; or (iv) make changes that do not adversely affect the interests of holders of the Rights (other than an Acquiring Person or an affiliate or associate of an Acquiring Person).

Taxes. The distribution of Rights should not be taxable for federal income tax purposes. However, following an event that renders the Rights exercisable or upon redemption of the Rights, shareholders may recognize taxable income.

Listing and Markets

On December 21, 2018, our common shares, par value $0.001, were registered for trading on the NOTC with ticker symbol “CASTOR”.  On February 11, 2019, our common shares began trading on the NASDAQ Capital Market under the ticker symbol “CTRM”.

Transfer Agent

The registrar and transfer agent for our common shares is American Stock Transfer & Trust Company, LLC.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

Commission registration fee	$2,717
FINRA filing fee	$4,111
Legal fees and expenses	$65,000
Accounting fees and expenses	$15,000
Miscellaneous	$-

Total	$86,828

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of United States and Marshall Islands law.

EXPERTS

The financial statements incorporated in this Prospectus by reference from Castor Maritime Inc.'s  Transition Report on Form 20-F for the transition period from October 1, 2018 to December 31, 2018, have been audited by Deloitte Certified Public Accountants S.A., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte Certified Public Accountants S.A. are located at Fragoklissias 3a & Granikou Street, Maroussi, Athens 151 25, Greece.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

GOVERNMENT FILINGS

We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our filings are also available on our website at http://www.castormaritime.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the Commission and do not contain all of the information in the registration statement. The full registration statement may be obtained from the Commission or us, as indicated below. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the Commission's Public Reference Room in Washington, D.C., as well as through the Commission's website.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference in this prospectus the documents listed below which have been filed with the Commission:

•
Current Report on Form 6-K dated February 4, 2020, which includes an overview of a secured term loan financing agreement and a copy the M/V Magic Sun Financing, dated January 23, 2020, by and among Bistro Maritime Co., as borrower, the Company and Pavimar S.A., as guarantors, and Chailease International Financial Services Co., Ltd., as lender.

•
Current Report on Form 6-K dated January 31, 2020, which includes an overview of a non-brokered private placement of unsecured convertible debentures and copies of the Securities Purchase Agreement by and between the Company and the Investor, dated January 27, 2020, the Registration Rights Agreement by and between the Company and the Investor, dated January 27, 2020 and a form of the convertible debenture.

•
Current Report on Form 6-K dated January 27, 2020, which includes a copy of the press release of the Company announcing that the Company entered into two financing agreements: (i) a secured term loan financing agreement and (ii) a non-brokered private placement of unsecured convertible debentures.

•
Current Report on Form 6-K dated November 25, 2019, which includes a copy of the press release of the Company announcing the closing, through two of its ship-owning subsidiaries, of an $11.0 million secured term loan facility with Alpha Bank A.E.

•
Current Report on Form 6-K dated December 16, 2019, which includes the unaudited condensed consolidated interim financial statements and related Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company for the nine months ended September 30, 2019.

•	Transition Report on Form 20-F dated December 16, 2019, for the transition period from October 1, 2018 to December 31, 2018.
•
Current Report on Form 6-K dated October 23, 2019, which includes a copy of the press release of the Company announcing the delivery of the Company’s third vessel, the Magic Moon, and a copy of the press release of the Company announcing the results of the Company’s Annual General Meeting of Shareholders held on October 21, 2019.

•
Current Report on Form 6-K dated October 17, 2019, which includes a copy of the press release of the Company reporting that the Company, through a wholly-owned subsidiary, entered into an agreement to purchase a 2005 Japan built Panamax dry bulk carrier for a purchase prices of $10.2 million from a third party in which a family member of Castor’s Chairman, Chief Executive Officer and Chief Financial Officer has an interest.

•
Current Report on Form 6-K dated October 11, 2019, which includes a copy of the press release of the Company announcing an Amendment to its 9.75% Series A Cumulative Redeemable Preferred Shares and Waiver of all Accrued Dividends, a copy of the Amended and Restated Statement of Designation of the Rights, Preferences and Privileges of the 9.75% Series A Cumulative Redeemable Perpetual Preferred Shares of the Company, filed with the Registrar of Corporations of the Republic of the Marshall Islands on October 10, 2019 and a copy of the Waiver and Consent Agreement entered into by the Company and all of the holders of the issued and outstanding 9.75% Series A Cumulative Redeemable Perpetual Preferred Shares, on October 10, 2019.

•	Current Report on Form 6-K dated September 30, 2019, which includes a copy of the press release of the Company announcing the Company’s change in fiscal year end from September 30 to December 31.
•
Current Report on Form 6-K dated September 5, 2019, which includes a copy of the press release of the Company reporting the Company’s financial results for the nine and three months ended June 30, 2019 and a copy of the press release of the Company announcing the delivery of the Company’s second vessel, the Magic Sun, and the Company’s entry into a new time charter contract.

•
Current Report on Form 6-K dated July 29, 2019, which includes a copy of the press release issued by the Company reporting that the Company, through a wholly-owned subsidiary, entered into an agreement to purchase a 2001 Korean built Panamax dry bulk carrier from an unaffiliated third party for a purchase price of $6.7 million.

•
Current Report on Form 6-K dated July 1, 2019, which includes the Equity Distribution Agreement that the Company entered into with Maxim Group LLC, under which the Company may offer and sell from time to time through Maxim, up to $10.0 million of its common shares, par value $0.001 per share.

•
Current Report on Form 6-K dated June 4, 2019, which includes the unaudited condensed consolidated interim financial statements and related Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company for the six months ended March 31, 2019.

•	The description of the preferred share purchase rights set forth in our Registration Statement on Form 8-A, filed with the Commission March 21, 2019.
•	The description of our common shares set forth in our Registration Statement on Form 8-A, filed with the Commission on February 6, 2019, as amended.
•	Annual Report on Form 20-F for the year ended September 30, 2018, as amended, excluding the financial statements set out on pages F1- F17, initially filed with the Commission on January 31, 2019.
We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of the initial filing of the registration statement of which this prospectus forms a part (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporate by reference to this prospectus by writing or telephoning us at the following address:

Castor Maritime Inc.
Attn: Petros Panagiotidis
223 Christodoulou Chatzipavlou Street
Hawaii Royal Gardens,
3036 Limassol
Cyprus
+ 357 25 357 767

Information Provided by the Company

We will furnish holders of our common shares with Annual Reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the Nasdaq Capital Market, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Part II

Information Not Required in the Prospectus

Item 8.          Indemnification of Directors and Officers

I. Article VIII of the Bylaws of the Registrant provides as follows:

1.
Any person who is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another, partnership, joint venture, trust or other enterprise shall be entitled to be indemnified by the Corporation upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the BCA, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Corporation shall have the power to pay in advance expenses a director or officer incurred while defending a civil or criminal proceeding, provided that the director or officer will repay the amount if it shall ultimately be determined that he or she is not entitled to indemnification under this section. Any repeal or modification of this Article VIII shall not adversely affect any rights to indemnification and to the advancement of expenses of a Director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

2.
The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a Director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer against any liability asserted against such person and incurred by such person in such capacity whether or not the Corporation would have the power to indemnify such person against such liability by law or under the provisions of these Bylaws.

II. Section 60 of the Associations Law of the Republic of the Marshall Islands provides as follows:

1.
Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the bests interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

2.
Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

3.
When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

4.
Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the Board in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

5.
Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

6.
Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.
Insurance. A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 9.          Exhibits

The exhibit index at the end of this registration statement, or the Exhibit Index, identifies the exhibits which are included in this registration statement and are incorporated herein by reference.

Item 10.          Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in this Registration Statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of 314 securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the Securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) — (d) Not applicable.

(e) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(f) — (g) Not applicable.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i) Not applicable.

(j) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

(k) — (l) Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Limassol, country of Cyprus on February 7, 2020.

CASTOR MARITIME INC.

By:	/s/ Petros Panagiotidis
Name: Petros Panagiotidis
Title: Chairman, Chief Executive Officer and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Gary J. Wolfe and Evan Preponis his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on February 7, 2020.

Signature	Title

/s/ Petros Panagiotidis	Chairman, Chief Executive Officer, Chief Financial Officer and Class C Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)
Petros Panagiotidis

/s/ Dionysios Makris	Secretary and Class B Director
Dionysios Makris

/s/ Georgios Daskalakis	Class A Director
Georgios Daskalakis

AUTHORIZED UNITED STATES REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the aforementioned Registrant, has signed this registration statement in the City of Newark, State of Delaware, on February 7, 2020.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

Exhibit Index

Exhibit Number	Description

4.1	Form of Common Shares Certificate, incorporated by reference to Exhibit 2.1 of the Company’s annual report on Form 20-F filed with the Securities and Exchange Commission on January 31, 2019.

4.2	Stockholders Rights Agreement, incorporated by reference to Exhibit 4.2 to the Company’s annual report on Form 20-F filed with the Securities and Exchange Commission on January 31, 2019.

4.3
Statement of Designation of the Rights, Preferences and Privileges of the 9.75% Series A Cumulative Redeemable Perpetual Preferred Shares of the Company, filed with the Registrar of Corporations of the Republic of the Marshall Islands on September 22, 2017 incorporated by reference to Exhibit 3.3 to the Company’s registration statement on Form F-4 filed with the Securities and Exchange Commission on April 11, 2018.

4.4
Amended and Restated Statement of Designation of the Rights, Preferences and Privileges of the 9.75% Series A Cumulative Redeemable Perpetual Preferred Shares of the Company, filed with the Registrar of Corporations of the Republic of the Marshall Islands on October 10, 2019 incorporated by reference to Exhibit 99.2 of the Company’s current report on Form 6-K furnished with the Securities and Exchange Commission on October 11, 2019.

4.5
Statement of Designation of the Rights, Preferences and Privileges of the Rights, Preferences and Privileges of the Series B Preferred Shares of the Company, filed with the Registrar of Corporations of the Republic of the Marshall Islands on September 22, 2017 incorporated by reference to Exhibit 3.4 to the Company’s registration statement on Form F-4 filed with the Securities and Exchange Commission on April 11, 2018.

4.6
Statement of Designation of the Rights, Preferences and Privileges of the Rights, Preferences and Privileges of the Series C Participating Preferred Shares of the Company, filed with the Registrar of Corporations of the Republic of the Marshall Islands on November 29, 2017 incorporated by reference to Exhibit 3.5 to the Company’s registration statement on Form F-4 filed with the Securities and Exchange Commission on April 11, 2018.

5.1	Opinion of Seward & Kissel LLP, United States and Marshall Islands counsel to the Company.

8.1	Opinion of Seward & Kissel LLP with respect to certain U.S. tax matters.

10.1
Securities Purchase Agreement by and between the Company and the Selling Securityholder dated January 27, 2020 incorporated by reference to Exhibit 10.1 of the Company’s current report on Form 6-K furnished with the Securities and Exchange Commission on January 31, 2020.

10.2
Registration Rights Agreement by and between the Company and the Selling Securityholder dated January 27, 2020 incorporated by reference to Exhibit 10.2 of the Company’s current report on Form 6-K furnished with the Securities and Exchange Commission on January 31, 2020.

10.3	Form of Convertible Debenture incorporated by reference to Exhibit 10.3 of the Company’s current report on Form 6-K furnished with the Securities and Exchange Commission on January 31, 2020.

10.4
Exchange Agreement dated September 22, 2017, between Castor Maritime Inc., Spetses Shipping Co., and the shareholders of Spetses Shipping Co., incorporated by reference to Exhibit 10.1 of the Company’s registration statement on Form F-4 filed with the Securities and Exchange Commission on April 11, 2018.

10.5
Waiver and Consent Agreement entered into by the Company and all holders of the issued and outstanding 9.75% Series A Cumulative Redeemable Perpetual Preferred Shares, dated October 10, 2019 incorporated by reference to Exhibit 99.3 of the Company’s current report on Form 6-K furnished with the Securities and Exchange Commission on October 11, 2019.

10.6
$5.0 Million Term Loan Facility, dated August 30, 2019, between the Company and Thalassa Investment Co. S.A., incorporated by reference to Exhibit 4.7 of the Company’s transition report on Form 20-F filed with the Securities and Exchange Commission on December 16, 2019.

10.7
$7.5 Million Bridge Loan, dated October 17, 2019, between the Company and Thalassa Investment Co. S.A., incorporated by reference to Exhibit 4.8 of the Company’s transition report on Form 20-F filed with the Securities and Exchange Commission on December 16, 2019.

10.8
$11.0 Million Secured Term Loan Facility, dated November 22, 2019, by and among Alpha Bank A.E., Pikachu Shipping Co. and Spetses Shipping Co., incorporated by reference to Exhibit 4.9 of the Company’s transition report on Form 20-F filed with the Securities and Exchange Commission on December 16, 2019.

10.9
The $4.5 Million Secured Loan Agreement, dated January 23, 2020, by and among Bistro Maritime Co., as borrower, the Company and Pavimar S.A., as guarantors, and Chailease International Financial Services Co., Ltd., as lender, incorporated by reference to Exhibit 10.1 of the Company’s current report on Form 6-K furnished with the Securities and Exchange Commission on February 4, 2020.

23.1	Consent of Independent Registered Public Accounting Firm (Deloitte Certified Public Accountants S.A.).

23.2	Consent of Seward & Kissel LLP (included in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page to the registration statement).